Exhibit 99.1

NEWS RELEASE

May 15, 2012	OTC QB: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2012 RESULTS

HOUSTON May 15, 2012/PRWeb/ -- Deep Down, Inc. (OTC QB: DPDW) (“Deep Down” or the “Company”), today reported a net loss of $0.3 million for the first quarter of 2012, an improvement of $1.5 million over the same period in 2011.

OPERATING RESULTS

For the first quarter of 2012, Deep Down reported a net loss of $0.3 million (including $0.1 million in equity in net loss of joint venture), or $0.00 loss per diluted share, compared to a net loss of $1.8 million (also including $0.1 million in equity in net loss joint venture), or $0.01 loss per diluted share, in the first quarter of 2011.

Revenues for the first quarter of 2012 were $4.9 million. Revenues for the first quarter of 2011 were $6.3million. The $1.4 million decrease in revenues in the 2012 period compared to the 2011 period was due primarily to a $0.9 million reduction caused by decreased demand for our ROV and topside equipment rental services. During the first quarter of 2011, we were still renting equipment and performing services related to Macondo well cleanup activities.

Gross profit for first quarter of 2012 was $1.9 million, or 40 percent of revenues. Gross profit for the first quarter of 2011 was $1.2 million, or 19 percent of revenues. The $0.7 million, or 21 percentage-point, increase in gross profit in the 2012 period compared to the 2011 period was due primarily to a $1.2 million increase related to our subsea solutions operations, due to strong demand for our services, partially offset by a $0.4 million decrease related to our ROV and topside equipment rental operations due, as previously mentioned, to a much weaker demand in the 2012 period than in the 2011 period.

Selling, general and administrative expenses (“SG&A”) for the first quarter of 2012 was $2.0 million. SG&A for the first quarter of 2011 was $2.6 million. The $0.6 million decrease in SG&A in the 2012 period compared to the 2011 period was due primarily to a reduction in accounting and auditing fees. The 2011 period included accounting and auditing fees associated with the restatement of the Company’s 2010 quarterly financial statements and resultant increased scope related to the 2010 audit of the Company’s annual financial statements.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA was $0.5 million in the first quarter of 2012. Modified EBITDA was $(1.0) million in the first quarter of 2011. The $1.4 million increase in Modified EBITDA in the 2012 period compared to the 2011 period was caused primarily by increased gross profit before depreciation expense of $0.8 million, and decreased selling, general and administrative expense before share-based compensation of $0.6 million.

WORKING CAPITAL

The Company had working capital of $4.5 million at March 31, 2012, an increase of $0.5 million from the $3.9 million of working capital at December 31, 2011. We believe our current cash balance, in addition to cash we expect to generate from operations, will ensure that we have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer stated, “This was the Company’s strongest first quarter performance since 2008. We are extremely satisfied with what our subsea solutions business was able to achieve in the first quarter of 2012. We added approximately $10 million to its backlog and essentially doubled its gross profit margin. On the other hand, we are very disappointed in the performance of our ROV and topside equipment rental business. Going forward, we are committed to the continued success of the subsea solutions activities and we are doubly committed to returning our ROV and topside equipment rental activities to profitability.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, buoyant solutions, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.
SUMMARY FINANCIAL DATA
(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
(in thousands, except per share amounts)
Results of operations data:
Revenues	$4,873	$6,284
Cost of sales	2,938	5,096
Gross profit	1,935	1,188
Total operating expenses	2,118	2,738
Operating loss	(183)	(1,550)
Total other expense	(113)	(194)
Loss before income taxes	(296)	(1,744)
Income tax expense	(4)	(15)
Net loss	$(300)	$(1,759)
Net loss per share, basic and diluted	$(0.00)	$(0.01)
Weighted-average shares outstanding	204,619	206,655

Modified EBITDA data:
Net loss	$(300)	$(1,759)
Add back interest expense, net	52	90
Add back depreciation and amortization	465	448
Add back income tax expense	4	15
Add back share-based compensation	131	131
Add back equity in net loss of joint venture	108	114
Modified EBITDA	$460	$(961)

Cash flow data:
Cash provided by (used in):
Operating activities	$858	$(1,671)
Investing activities	(635)	(504)
Financing activities	(971)	(274)

	March 31, 2012	December 31, 2011

Balance sheet data:
Cash and cash equivalents	$4,231	$4,979
Current assets	9,644	11,411
Current liabilities	5,173	7,486
Working capital	4,471	3,925
Total assets	31,918	32,444
Total debt	3,333	3,066
Total liabilities	7,350	7,659
Stockholders' equity	24,568	24,785

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